EXHIBIT 10.1

CONVERTIBLE SUBORDINATED PROMISSORY NOTE MATURITY DATE EXTENSION AGREEMENT

Whereas, Bioject Medical Technologies Inc., an Oregon corporation (the “Company”), borrowed $508,896 from Life Sciences Opportunities Fund II (Institutional) , L.P. , a Delaware Limited Partnership (“the Lender”), pursuant to that certain Convertible Subordinated Promissory Note, dated as of December 5, 2007 (the “Note”); and

Whereas, the Note currently matures on May 15, 2009; and

Whereas, no principal and interest have been paid to date on the Note; and

Whereas, the Company has requested that the Lender extend the maturity date of the Note and all principal and interest due thereon to July 15, 2009;

For good and valuable consideration, the Company and the Lender agree as follow:

The maturity date of the Note is hereby extended to July 15, 2009 and all principal and interest due and payable on the Note shall be due and payable on July 15, 2009 (the “Extension”). All of the other terms and conditions of the Note, the Convertible Note Purchase and Warrant Agreement between the Company and the Lender dated as of December 5, 2007, as amended as of December 19, 2007, the Warrant to purchase 67,853 shares of the Company’s Common Stock issued by the Company to the Lender on December 5, 2007 and the Registration Rights Agreement between the Company and the Lender dated as of December 5, 2007, shall remain in full force and effect and are not amended in any manner by the Extension.

Dated: April 6, 2009

LIFE SCIENCES OPPORTUNITIES FUND II
(INSTITUTIONAL), L.P.

By:	/s/ James Gale
Signet Healthcare Partners, LLC, General Partner
James Gale, Managing Director

Bioject Medical Technologies, Inc.

By:	/s/ Ralph Makar
Ralph Makar
President and Chief Executive Officer